                                                                    Exhibit 99.1

             [PRICEWATERHOUSECOOPERS PCN LETTERHEAD APPEARS HERE]

To the Stockholders of

Comunicaciones Mtel, S.A. de C.V.:

We have audited the accompanying consolidated balance sheets of Comunicaciones Mtel, S.A. de C.V., as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for the years ended December 31, 1998, 1997 and 1996. These financial statements have been prepared in accordance with generally accepted accounting principles and are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

Derived from our review, we agree with the translation, made by the Company, of the financial statements in accordance with what is mentioned in FAS 52, as well as with the determination of the effects arising from the differences between U.S. and Mexican GAAP that were recognized. The translation of financial statements was carried out considering the historical method in 1998 and 1997 and current method in 1996.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comunicaciones Mtel, S.A. de C.V., as of December 31, 1998 and 1997, and the consolidated results of its operations, changes in stockholders' equity and changes in its financial position for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

PRICEWATERHOUSECOOPERS


/s/ Mario Salazar Erdmann, C.P.
-------------------------------
By: Mario Salazar Erdmann, C.P.


Mexico, D.F.
February 4, 1999

                       COMUNICACIONES MTEL, S.A. DE C.V.
                       ---------------------------------

         CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1998 AND 1997
         ------------------------------------------------------------

                                (Notes 1 and 2)
                                 -------------

                 ASSETS
                 ------
                                                       1998          1997
                                                   -----------   -----------
CURRENT:
  Available:
    Cash                                           $ 5,095,893   $ 1,608,872
  Trade accounts and other accounts-net of
   allowance for doubtful accounts of
   $1,129,096 and $3,592,198 in 1998 and
   1997, respectively                                4,625,845     5,759,179

  Taxes recoverable (Note 3)                           805,124     1,379,812

  Unappropriated advertising                              -            2,623

  Inventories (Note 4)                               2,566,062     3,358,118

  Holding and affiliated companies (Note 5)               -          874,897
                                                   -----------   -----------
      Total current assets                         $13,092,924   $12,983,501
                                                   -----------   -----------

OTHERS ASSETS                                        2,345,479       221,871

EQUIPMENT - Net (Note 6)                             9,649,546     5,774,540

INSTALLATION EXPENSES - NET (Note 7)                 2,125,612     1,574,630

DEFERRED TAXES (Note 14)                                72,214        68,995
                                                   -----------   -----------
      Total assets                                 $27,285,775   $20,623,537
                                                   ===========   ===========

                 LIABILITIES
                 -----------
                                                       1998          1997
                                                   -----------   -----------
CURRENT:
  Capital leases                                   $      -      $   139,787
  Trade accounts payable (mainly Motorola
   amounting to $445,500 and $3,320,725 in
   1998 and 1997, respectively)                      5,812,847     5,508,818
  Taxes payable                                        559,368       305,014
  Other accrued liabilities                            431,586       608,536
  Deferred income (Note 13)                            246,060          -
  Deferred taxes (Note 14)                             848,610          -
  Holding and affiliated companies (Note 5)            793,106          -
                                                   -----------   -----------
      Total current liabilities                    $ 8,691,577   $ 6,562,155

SENIORITY PREMIUM (Note 8)                              18,606        14,450
COMMITMENTS AND CONTINGENCY (Note 9)                      -             -
                                                   -----------   -----------
      Total liabilities                            $ 8,710,183   $ 6,576,605
                                                   -----------   -----------
MINORITY INTEREST (Note 10)                        $       360   $       360
                                                   -----------   -----------

                 STOCKHOLDERS' EQUITY
                 --------------------

CAPITAL STOCK (Note 11)                            $13,021,342   $13,021,342

EARNED CAPITAL:
  Accumulated results                                5,788,912     6,767,337
  Legal reserve                                        391,471       234,064
  Net income (Note 12)                               8,497,827     3,148,149

TRANSLATION ADJUSTMENT                              (9,124,320)   (9,124,320)
                                                   -----------   -----------
      Total stockholders' equity                   $18,575,232   $14,046,572
                                                   -----------   -----------
      Total liabilities and stockholders'
       equity                                      $27,285,775   $20,623,537
                                                   ===========   ===========

   The accompanying notes are an integral part of these financial statements

                       COMUNICACIONES MTEL, S.A. DE C.V.
                       ---------------------------------


                         CONSOLIDATED INCOME STATEMENTS
                         ------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
              ----------------------------------------------------

                                (Notes 1 and 2)
                                ---------------

                                                                         1998            1997           1996
                                                                      -----------    -----------    -----------
REVENUES FOR SERVICE                                                  $49,168,979    $46,199,288    $30,656,128
REVENUES FOR SALES                                                     13,344,730      9,211,176      6,509,988
                                                                      -----------    -----------    -----------
                                                                      $62,513,709    $55,410,464    $37,166,116
                                                                      -----------    -----------    -----------
COST OF SERVICE                                                       $15,934,230    $14,018,229    $12,643,110
COST OF SALES                                                          12,526,430      9,969,480      5,537,753
                                                                      -----------    -----------    -----------
                                                                      $28,460,660    $23,987,709    $18,180,863
                                                                      -----------    -----------    -----------
        Gross profit                                                  $34,053,049    $31,422,755    $18,985,253
                                                                      -----------    -----------    -----------
OPERATING EXPENSES:
  Selling                                                             $ 8,123,193    $ 9,806,554    $ 5,988,915
  Administrative                                                       12,099,655     14,469,552      6,203,747
                                                                      -----------    -----------    -----------
                                                                      $20,222,848    $24,276,106    $12,192,662
                                                                      -----------    -----------    -----------
DEPRECIATION AND AMORTIZATION                                         $ 1,933,494    $ 1,442,967    $ 1,210,672
                                                                      -----------    -----------    -----------
        Operating income                                              $11,896,707    $ 5,703,682    $ 5,581,919
                                                                      -----------    -----------    -----------
INTEGRAL COST OF FINANCING
  Interest expense-net                                                $   465,172       $250,414    $   281,017
  Foreign-exchange income-net                                          (2,166,087)    (1,096,487)        (5,028)
                                                                      -----------    -----------    -----------
                                                                      $(1,700,915)   $  (846,073)   $   275,989
                                                                      -----------    -----------    -----------
        Income before provisions                                      $13,597,622    $ 6,549,755    $ 5,305,930
                                                                      -----------    -----------    -----------
PROVISIONS FOR:
  Income tax and assets tax (Note 14)                                 $ 3,181,785    $ 2,181,003    $   647,885
  Employees' profit sharing                                               132,648        833,970        504,797
  Deferred income tax and employees' profit sharing (Note 14)             845,394       (106,342)        82,317
                                                                      -----------    -----------    -----------
                                                                      $ 4,159,827    $ 2,908,631    $ 1,234,999
                                                                      -----------    -----------    -----------
  Income before equity earnings of subsidiary and translation loss    $ 9,437,795    $ 3,641,124    $ 4,070,931
TRANSLATION LOSS                                                         (939,968)      (492,948)            --
MINORITY INTEREST (Note 10)                                                    --            (27)            --
                                                                      -----------    -----------    -----------
        Net income                                                    $ 8,497,827    $ 3,148,149    $ 4,070,931
                                                                      -----------    -----------    -----------
COMMON SHARES                                                           4,104,245      4,104,245      4,104,245
                                                                      -----------    -----------    -----------
        Net income per common share                                         $2.07          $0.77          $0.99
                                                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       COMUNICACIONES MTEL, S.A. DE C.V.
                       ---------------------------------

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
          ----------------------------------------------------------

                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                ----------------------------------------------

                                (Notes 1 and 2)
                                ---------------

                                                     Earned (deficit) capital (Note 12):
                                           Capital   -----------------------------------
                                            stock     Accumulated    Legal       Net       Translation   Stockholders'
                                          (Note 11)     results     reserve     Income      adjustment      Equity
                                         ----------- ------------- --------- ------------ ------------- --------------
Balance at December 31, 1996             $13,021,342  $ 2,899,953  $ 30,517  $ 4,070,931   $(9,124,320)  $10,898,423
  Application of the income for 1996                    3,867,384   203,547   (4,070,931)
  Net income                                                                   3,148,149                   3,148,149
                                         ----------- ------------- --------- ------------ ------------- --------------
Balance at December 31, 1997             $13,021,342  $ 6,767,337  $234,064  $ 3,148,149   $(9,124,320)  $14,046,572
  Application of the income for 1997                    2,990,742   157,407   (3,148,149)
  Dividends                                            (3,969,167)                                        (3,969,167)
  Net income                                                                   8,497,827                   8,497,827
                                         ----------- ------------- --------- ------------ ------------- --------------
Balance at December 31, 1998             $13,021,342  $ 5,788,912  $391,471  $ 8,497,827   $(9,124,320)  $18,575,232
                                         =========== ============= ========= ============ ============= ==============

  The accompanying notes are an integral part of these financial statements.

                       COMUNICACIONES MTEL, S.A. DE C.V.
                       ---------------------------------


            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
            -------------------------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
             ----------------------------------------------------

                                (Notes 1 and 2)
                                ---------------

                                                           1998            1997            1996
                                                        -----------     -----------     -----------
OPERATING ACTIVITIES:
  Net Income                                            $ 8,497,827     $ 3,148,149     $ 4,070,931
  Minority interest                                            -                 27            -
  Depreciation and amortization                           1,933,494       1,442,967       1,210,672
  Deferred income tax and employees' profit sharing         845,394        (106,343)         82,317
  Doubtful accounts                                         959,286       2,743,532       1,376,055
  Obsolete inventories and lost pagers reserve              746,927         820,798         138,025
  Translation loss                                          348,093         158,467            -
                                                        -----------     -----------     -----------
                                                        $13,331,021     $ 8,207,597     $ 6,878,000
  Changes in operating assets and liabilities:
    (Increase) decrease in:
     Trade accounts and other accounts                     (174,048)     (3,445,248)     (2,280,066)
     Taxes recoverable                                      574,688        (642,763)       (231,634)
     Inventories                                           (487,791)     (1,574,972)       (386,223)
     Unappropriated advertising and other assets         (2,120,985)        368,293          84,164
    Increase (decrease) in:
     Trade accounts payable                                 164,242       3,687,396        (369,708)
     Taxes payable and other accrued liabilities             77,404      (1,130,240)      1,634,519
     Deferred income                                        246,060            -               -
     Holding and affiliated companies                     1,668,003        (804,310)     (1,503,839)
     Seniority premium                                        1,366          (1,190)         (4,209)
                                                        -----------     -----------     -----------
  Resources provided by operating activities            $13,279,960     $ 4,664,563     $ 3,821,004
                                                        -----------     -----------     -----------

FINANCING ACTIVITIES:
  Capital leases                                        $      -        $  (362,375)    $      -
  Dividends                                              (3,969,167)           -               -
  Translation adjustment                                       -               -           (282,140)
  Lease back                                                   -               -           (607,438)
                                                        -----------     -----------     -----------
                                                        $(3,969,167)    $  (362,375)    $  (889,578)
                                                        -----------     -----------     -----------

INVESTING ACTIVITIES:
  Investments in equipment                              $(5,175,200)    $(2,729,601)    $(2,566,113)
  Installation expenses                                    (648,572)       (533,550)       (281,090)
                                                        -----------     -----------     -----------
                                                        $(5,823,772)    $(3,263,151)    $(2,847,203)
                                                        -----------     -----------     -----------
NET INCREASE IN CASH                                    $ 3,487,021     $ 1,039,037     $    84,223

CASH AT BEGINNING OF YEAR                                 1,608,872         599,501         515,278
                                                        -----------     -----------     -----------
CASH AT THE END OF YEAR                                 $ 5,095,893     $ 1,638,538     $   599,501
                                                        ===========     ===========     ===========

  The accompanying notes are an integral part of these financial statements.

                       COMUNICACIONES MTEL, S.A. DE C.V.
                       ---------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
             ----------------------------------------------------

1. Corporate purpose:
   ------------------

        Comunicaciones Mtel, S.A. de C.V. the ("Company") was incorporated on August 10, 1990 and began its operations in December 1991.

        The corporate purpose of the Company, according to its corporation charter, is to provide people with paging/messaging services.

        In November 1997, the Company acquired 99.99% of the stock of Empresas Chiapanecas, S.A. de C.V., and changed its name to CMtel Importaciones, S.A. de C.V., the ("subsidiary"). All significant intercompany balances and transactions have been eliminated from the financial statements.

        As of January 1, 1998, the personnel that worked in the Company started to form part of CMTEL Importaciones, S.A. de C.V., a subsidiary company, which signed employer substitution agreements with each employee. The personnel seniority, as well as the benefits and other rights and obligations are the same that it had in the Company until December 31, 1997.

2. Accounting policies:
   -------------------

        The principal accounting policies followed by the Company and its subsidiary observed in the preparation of these financial statements, are summarized below:

        a) Translation of financial statements -

           The financial statements were prepared in accordance with accounting principles generally accepted in Mexico and have been translated to U.S. dollars in accordance with FASB-52.

           In order to comply with what is established in FASB 52, The Company's management has adopted the historical method for the translation of its financial statements as of December 31, 1998, and 1997; current method in 1996.

           The Company translates its financial statements in the following way:

                Balance sheet -

                  -- In 1998 and 1997 the nonmonetary assets have been
                     translated to the foreign-exchange rate in effect as of the date of the acquisition (For the previous nonmonetary assets and those acquired in 1996 the acquisition year considered as the base for the translation was 1996).

                  -- In 1996 the nonmonetary assets and the other balance sheet accounts were translated at the exchange rate of December 31, 1996, which was 7.864 pesos per dollar.

      - The stockholders' equity has been translated at the exchange rate of the contribution date.

    Statement of income-

      - the income statements were translated by applying the exchange rate in effect in each month to the monthly result.

    Translation adjustment-

      - In 1998 and 1997 the difference that result from applying different exchange rates in the translation of the financial statements was applied to income, in 1996 to the stockholders' equity, in the translation adjustment account.

  b) Differences between U.S. GAAP and Mexican GAAP-

     The Company recognized in its financial statements the effects arising from the following differences between U.S. GAAP and Mexican GAAP:

      1)  The effects of inflation, recognized by the Company, were eliminated.

      2) The liability for seniority premium was determined in accordance with FASB 87, based on actuarial computations, using actual interest rates.

      3) the deferred income tax and employees' profit sharing were recognized based on FASB-109.

      4)  the preoperating expenses were applied to income.

  c) Foreign currency-

     The assets and liabilities denominated in foreign currency are valued at the exchange rate of the balance-sheet date.

     The exchange differences resulting from the translation of balances denominated in foreign currency are applied to income for the year and form part of the integral cost of financing.

  d) Reserve for doubtful accounts-

     This reserve was calculated based on a study which consisted in the investigation of the main causes that make clients to suspend their payments, valuating in this way the recovery degree of the portfolio.

  e) Inventories-

     Inventories are valued at market price.

  f) Equipment valuation-

     The Company's equipment is recorded at cost of acquisition.

  g) Depreciation and amortization-

     The Company follows the practice of depreciating the equipment on the ending balance-sheet date, based on the probable useful lives of the assets.

     Amortization is calculated on the beginning balance-sheet date at the rate of 10% a year.

  h) Installation expenses-

     The installation expenses are recorded at the cost they were incurred.

  i) Indemnities-

     Severance payments to dismissed personnel are charged to income in the year in which they are made.

  j) Income tax-

     The Company recognizes the deferred taxes under the FASB-109.

  k) Revenue Policy-

     The revenues from the traditional service are recorded at the time of the rendering of the service.

     The revenues from the "Skycard" service are recorded at the time of the rendering of the service.

     The revenues from the messages not used by the user in the period of the "Skycard" service are recorded on the date of termination of the period contracted.

  l) In the 1997 statement of changes in financial position, exist changes in assets and liabilities to acquisition of the subsidiary by $29,666.

3.  Taxes recoverable:
    -----------------

    This item is made up of an income tax amounting to $439,049 ($657,487 in 1997) derived from provisional payments made during the year, which correspond solely to minority interest, as well as a recoverable value-added tax amounting to $366,075 ($709,881 in 1997).

        4. Inventories:
           ------------

                At December 31, inventories consist of:

                                                           1998                    1997
                                                        ----------              ----------
                        Pagers                          $3,202,022              $2,890,759
                        Inventories in maintenance         112,334                 127,379
                        Other inventories and auxiliary
                          equipment                         40,374                  45,303
                                                        ----------              ----------
                                                        $3,354,730              $3,063,441
                        Obsolete inventories and
                          lost pager reserve              (788,668)               (484,823)
                                                        ----------              ----------
                                                        $2,566,062              $2,578,618
                        Goods in transit                        --                 779,500
                                                        ----------              ----------
                                                        $2,566,062              $3,358,118
                                                        ==========              ==========


        5. Holdings and affiliated companies:
           ----------------------------------

                a) The holding and affiliated companies at December 31, are as follows:

                                                          1998                    1997
                                                        -----------             ----------
                        Televisa, S.A. de C.V.         $        --             $3,062,523
                        Mtel, International (1)             144,710             (2,173,195)
                        Grupo Televisa, S.A. (1)            325,781                229,875
                        Merkatel, S.A. de C.V.           (1,350,126)              (316,261)
                        Mtel Argentina                       49,871                     --
                        Bepsa de Paraguay                    22,467                 22,467
                        Television Independiente
                           de Mexico                         22,751                 29,319
                        Ahorrasi                            120,569                     --
                        Corporacion Novavision             (119,965)                    --
                        Other minor accounts                 (9,164)                20,169
                                                        -----------             ----------
                                                        $  (793,106)             $ 874,897
                                                        ===========             ==========

                        (1) Holding companies.

        b) The account balance with Televisa, S.A. de C.V. bore interest at the average rate of 23.72% in 1998, 19.87% in 1997 and 30.68% in 1996.
           The balances of account with other affiliated companies do not bear interest and due to their nature are short-term balances, even though these accounts do not have specific due dates.

        c) The account balance with Grupo Televisa, S.A. includes provisional income tax payments amounting to $1,811,371 ($255,417 in 1997) made during the year, which correspond solely to majority interest.

        d) During 1998 and 1997, the Company carried out transactions with holding and affiliated companies as follows:

                                                                            Thousands
                                                 --------------------------------------------------------------
                                                                                         Income from
                                                     Costs and expenses                services rendered
                                                 ----------------------------      ----------------------------
                                                  1998       1997       1996        1998       1997       1996
                                                 -----      ------     ------      ------     ------     ------
                Televisa, S.A. de C.V.          $   --      $1,773     $3,201      $2,142     $2,135     $1,097
                Mtel International (1)             772         392      1,342         196        360        204
                Merkatel, S.A. de C.V.           6,988       5,504      3,817          18          8         17
                Mtel Argentina                      --          --         --          75         43        301
                Telecomunicaciones
                  Skytel Venezuela                  --          --         --         137         27         --
                Ahorrasi                            --          --         --         155         --         --
                Corporacion Novavision              --          --         --          55         --         --
                Other minor accounts                71          78         92         291        396        367
                                                ------      ------     ------      ------     ------     ------
                                                $7,781      $7,747     $8,452      $3,069     $2,969     $1,986
                                                ======      ======     ======      ======     ======     ======

6. Equipment:
   ----------
        a) Equipment as of December 31, consists of:

                                                                    1998             1997
                                                                -----------      -----------
                R.F. transmission equipment                     $ 7,515,991      $ 4,232,178
                Computer equipment                                2,409,728        1,725,445
                Software                                          2,552,604        2,168,222
                Office equipment                                  1,088,026          757,912
                Transportation equipment                            168,648          118,432
                Booths                                               68,354           66,240
                Tools                                                 6,797            5,988
                                                                -----------      -----------
                                                                $13,810,148      $ 9,074,417
                Accumulated depreciation                         (4,160,602)      (3,299,877)
                                                                -----------      -----------
                                                                $ 9,649,546      $ 5,774,540
                                                                ===========      ===========

        b) The depreciation charged to income was of $1,833,114 ($1,373,013 in 1997 and $1,151,928 in 1996.)

7.  Installation expenses:
    ---------------------

       As of December 31, this item is analyzed as follows:

                                            1998         1997
                                         ----------   ----------
Installation expenses                    $2,466,455   $1,817,883
Accumulated amortization                   (347,132)    (246,752)
                                         ----------   ----------
                                         $2,119,323   $1,571,131
Intangible assets                             6,289        3,499
                                         ----------   ----------
                                         $2,125,612   $1,574,630
                                         ==========   ==========

    The amortization for the year was of $100,380 ($69,954 in 1997 and $58,744 in 1996).

8. Seniority Premium:
   -----------------

   The seniority premium liability plan as of December 31, under FASB No. 87 is as follows:

                                             1998      1997
                                           -------   -------
  Actuarial present value of benefit
   obligations:
   Vested benefit obligation              $   -      $  -
   Nonvested benefit obligation             18,606    14,450
                                           -------   -------
  Accumulated benefit obligation           $18,606   $14,450

  Plan assets                                 -         -
                                           -------   -------
  Accumulated benefit obligation in
   excess of plan assets                   $18,606   $14,450
                                           -------   -------
  Projected benefit obligation             $21,625   $16,768
  Plan assets                                 -         -
                                           -------   -------
  Projected benefit obligations in
   excess of plan assets                   $21,625   $16,768
                                           -------   -------
  Unfunded projected benefit
   obligation to be recognized
   in future years:
    Unrecognized prior service cost        $(3,422)  $   731
    Unrecognized net loss                   (5,886)   (6,548)
                                           -------   -------
  Net projected liability                  $12,317   $10,951

  Intangible asset                           6,289     3,499
                                           -------   -------
  Balance sheet liability                  $18,606   $14,450
                                           =======   =======

   The Subsidiary determined the costs, assets and liabilities derived from seniority premium, using actual interest rates in the actuarial valuation.

9. Commitments and contingency:
   ----------------------------

        As of December 31, the subsidiary is contingently liable for indemnities which are payable to dismissed personnel in accordance with Mexican Labor Law and are expensed when incurred.

        As of December 31, 1998, there are commitments for the sale of approximately 7,000 pager equipment in 1999 for the amount of $315,000.

10. Minority interest:
    ------------------

        Minority interest consists of:

                                        1998   1997
                                        ----   ----
        Capital stock                  $ 810   $ 810
        Accumulated results             (450)   (477)
        Net results for the year          --      27
                                       -----   -----
                                       $ 360   $ 360
                                       =====   =====

11. Capital stock:
    --------------

        At December 31, 1998, the capital stock is represented by:

                                      Shares       Amount
                                     ---------  -----------
                Fixed Capital          100,000  $     8,708
                Variable Capital     4,004,245   13,012,634
                                     ---------  -----------
                                     4,104,245  $13,021,342
                                     =========  ===========

        The shares are common, registered and fully paid.

12. Earned (deficit) Capital:
    -------------------------

        The net income for the year is subject to the application of at least a 5% in order to increase the legal reserve, until this reserve is equal to 20% of the restated capital stock, and to other applications that might be passed by the Stockholders' Meeting.

        Dividends, either in cash or in other forms, paid by the Company and its subsidiary will be subject to a Mexican withholding tax in accordance with the Income Tax Law, if the dividends are paid from earnings that have not been subject to Mexican income taxes. As of December 31, 1998, cumulative earnings that have been subject to income tax and can be distributed by the Company free of Mexican withholding tax were approximately $4,591,301.

        The stockholders approved cash dividends of approximately $3,969,167, such dividends were paid in 1998 free of Mexican withholding taxes.

13. Deferred income:
    ---------------

        At the end of 1997, a new form of commercialization of these services, called "Skycard", was started by the Company. It consists in paying in advance a specific number of messages.

        If the user does not use the total amount of messages in a three-month period, he loses the right to use the remaining messages, unless he requests that they be accumulated in his next advance payment.

        As of December 31, 1998, the amount of the services not enjoyed by the user is $246,060. As of December 31, 1997, this amount was not representative.

14. Provisions:
    ----------

        a) During 1998, taxable income of $9,358,191 ($6,414,715 in 1997 and
$1,905,544 in 1996), was obtained and which income tax of $3,181,785 ($2,181,003 in 1997 and $647,885 in 1996) was due. In 1996, the company amortized $120,018 which represents the total tax loss obtained in 1995.

        b) The Company and its subsidiary credited assets tax of $270,803 in 1998, $240,344 in 1997 and $84,284 in 1996, against the income tax.

        c) The Company and its subsidiary recognize the deferred taxes under the FASB-109, in which the deferred tax liabilities and assets are determinated based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to be reversed.

        The components of net deferred tax under U.S. GAAP consist of the following:


                                        1998            1997
                                    ------------    ------------
Current liabilities -
  Tax income:
    Inventories                      $(839,782)     $(1,141,760)
    Trade accounts receivable          361,311        1,221,347
                                    ------------    ------------
                                     $(478,471)     $    79,587
                                    ------------    ------------
Employees' profit sharing:
    Inventories                          --         $  (335,812)
    Trade accounts receivable            --             359,220
                                    ------------    ------------
                                         --         $    23,408
                                    ------------    ------------
        Total current liabilities    $(478,471)     $   102,995
                                    ------------    ------------
Long term assets -
  Tax income:
    Equipment                        $(562,097)     $  (177,018)
    Deferred cost                      191,958          219,732
    Seniority premium                    5,954            4,913
    Royalties tax provisions            49,066           40,138
                                    ------------    ------------
                                     $(315,119)     $    87,765
                                    ============    ============

                                      13

                                        1998            1997
                                     -----------    ------------
Employees' profit sharing:
   Equipment                              --         $(134,129)
   Deferred cost                          --              (886)
   Seniority premium                     1,861           1,445
   Royalties tax provisions             15,333          11,805
                                     -----------    ------------
                                     $  17,194       $(121,765)
                                     -----------    ------------
        Total long term assets       $(297,925)      $ (34,000)
                                     -----------    ------------
Deferred taxes-net                   $(776,396)      $  68,995
                                     ===========    ============

        The deferred tax has been computed at the corporate income tax rate. For the fiscal year 1999, it will be 32% (34% in 1997 and 1996).

        During 1996, in accordance with what is provided for by the income tax law, the fixed assets depreciation for the year is restated through the month of June. For purposes of calculating the deferred taxes, the Company decided to recognize the restatement of the depreciation for the year through December, thereby recognizing a favorable effect in income for the year amounting to $253,705 in advance.

15. Financial instruments:
    ----------------------

        The financial instruments recorded in the balance sheet include cash, accounts and notes receivable, marketable securities and accounts payable. For these items the carrying amounts approximate fair value due to the short maturity of these instruments.

                                      14